                                                                   EXHIBIT 10.20

         *** CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

                          TECHNOLOGY LICENSE AGREEMENT

                                     between

               EMBL Enterprise Management Technology Transfer GmbH
                                 Boxbergring 107
                                69126 Heidelberg

                      represented by the Managing Director
                              - hereafter EMBLEM -

                                       and

                           ANADYS PHARMACEUTICALS, INC
                                    Delaware

                      represented by the Managing Director
                              - hereafter ANADYS -

                                    PREAMBLE

ANADYS desires to employ proprietary technologies developed at the European Molecular Biology Laboratory (EMBL) -represented by EMBLEM in accordance with the Master License Agreement between EMBL and EMBLEM from December 10, 1999- to identify, characterize and functionally analyze RNA-containing subcellular complexes and assemblies sourced from normal and / or pathological tissues of all species. ANADYS intends to utilize this information to identify drug targets used or useful in the discovery or development of drugs, diagnostics or vaccines.

The EMBL technology platforms that ANADYS seeks to utilize include, but are not limited to, mass spectrometry, computational biology, retrieval and purification of RNA-protein complexes, genetic screens, microscopy, biological and biochemical assays, in vivo RNA assays, genomics and virology. The access of ANADYS to these technology platforms will be limited to applications in ANADYS's field of research.

ANADYS will pursue programs with respect to any human disease, including without limitation, infectious diseases, proliferative diseases, and diseases of the cardiovascular and central nervous system.

ANADYS TECHNOLOGY LICENSE AGREEMENT

                                    ARTICLE 1
                                   DEFINITIONS

For the purpose of this contract the following definitions apply.

(1) "Field" means ANADYS's field of research and development specified as follows: ANADYS's field includes proprietary and non-proprietary substances, components, techniques and methods in the area of RNA biology, including posttranscriptional gene expression and its regulation. The Field includes substances, compounds and molecular components derived from normal, infected, pathological or engineered cells of all species, for use and application to any human disease, excluding diseases related to metal metabolism.

(2) "Licensed Patents" means the patents and patent applications of EMBL/EMBLEM, that are listed in ANNEX 1 including reissues, continuations, continuations-in-part, divisions, extensions and reexaminations thereof, and the patents and patent applications that the parties shall subsequently include in ANNEX 1 by mutual agreement.

(3) "Licensed Technology" means the Licensed Patents and methods, results, data, substances, processes, compositions of matter, biological and other material, formulas, know-how, inventions and information developed by EMBL in the Field, whether tangible or intangible, whether or not utilizing Licensed Patents, that are listed in ANNEX 2 and that the parties shall subsequently include in ANNEX 2 by mutual agreement.

(4)      "Founders" are the following scientists at EMBL:

-        Iain Mattaj

-        Matthias Hentze

The term "Founder" in this agreement does in no way prejudice the distribution of equity or the personal involvement of these persons or of other persons in ANADYS.

(5) "Research groups of Founders" means all members of personnel who are employed or hold fellowships at EMBL for research purposes and who are assigned to the respective Founder as Group Leader.

(6)      "Intellectual Property" means the following, in the Field:

         (i) inventions, patents, patent applications and statutory invention registrations, including reissues, continuations, continuations-in-part, divisions, extensions and reexaminations thereof, and

         (ii) confidential and proprietary information, including trade secrets and know-how, methods, results, data, substances, processes, compositions of matter, biological and other material, and formulas.

ANADYS TECHNOLOGY LICENSE AGREEMENT

                                    ARTICLE 2
                                     LICENSE

(1) EMBLEM grants ANADYS an exclusive royalty free worldwide license to the Licensed Technology and to make, use, sell and offer to sell products, methods and processes claimed in the Licensed Patents with the right to sublicense. ANADYS grants to EMBLEM a non-exclusive, royalty-free sublicense to use the Licensed Technology and to make and use products, methods and processes claimed in the Licensed Patents for EMBL academic research. EMBLEM shall have no right to further sub-license these rights except that EMBLEM/EMBL may make available to academic researchers, under appropriate material transfer agreements (forms of which will be made available to ANADYS) non-transferable non-exclusive licenses for their own non-commercial research. EMBLEM will provide ANADYS with a quarterly list of those institutions that have been granted rights to use the Licensed Patents and the Licensed Technology.

(2) During a period of four years after May 19, 2000 and subject to existing commitments to others, EMBLEM shall provide to ANADYS in writing under confidentiality according to article 7 of this agreement, a summary notification about any Intellectual Property concerning methods or techniques in the Field developed by or held by EMBLEM and not covered by Article 2, Paragraph (3), when such Intellectual Property becomes available for licensing. No field medical use and no composition are included in the scope of this provision. Such notification shall be non-exclusive and shall not constitute a license. Any subsequently negotiated license to ANADYS shall be at fair market value.

(3) EMBLEM shall provide ANADYS exclusive written information for Intellectual Property in the Field developed in the EMBL groups of the Founders within a period of four years after May 19, 2000. ANADYS shall notify EMBL within thirty days after having received this written information about the patents or technologies if it wishes to accept the license. If ANADYS wishes to accept the license, EMBLEM and ANADYS agree that this Intellectual Property will be added to ANNEX 1 as Licensed Patents or Licensed Technology in accordance with the terms of this agreement. In the absence of a request by ANADYS to license the Intellectual Property, EMBL is free to publish, utilize or license the Intellectual Property at its discretion and to other parties. In the case of Intellectual Property which is not yet patented or otherwise protected, ANADYS shall also notify EMBLEM in writing within thirty days if EMBL must seek patent protection for the technology at ANADYS's expense, and exclusively under ANADYS's control. If no such notification is given, EMBL/EMBLEM is free to patent the technology at its own expense. In any case, preparation of patent protection must not require delay in submission for relevant publication for more than 60 days from the original notification by EMBLEM/EMBL.

(4) ANADYS Inc shall maintain considerable facilities for the exploitation and, the use of the licensed technology in Europe.

(5) ANADYS shall impose the limitations of the licenses granted under this agreement to it's sub-licensees.

                                    ARTICLE 3
                              INTELLECTUAL PROPERTY

(1) All Intellectual Property, whether protected or not, developed by one of the parties to this agreement shall belong to the party of the inventor(s). Discoveries made jointly by inventors from both parties shall become Joint Intellectual Property. For such Joint Intellectual Property, the parties will agree on the share of each party. During the term of this agreement, ANADYS will control, and will assume the costs of, filing, prosecuting, and maintaining patent applications on Joint Intellectual Property. During the terms of this agreement, ANADYS will assume the costs of, as well as retain any damages recovered in an action for infringement or misappropriation of Joint Intellectual Property. If it becomes necessary for EMBLFM to join as a party to an action to protect the Joint Intellectual Property, EMBLFM agrees to join such an action, with its reasonable costs to be borne by ANADYS.

(2) If ANADYS does not wish to protect a certain piece of Joint Intellectual Property or no longer wishes to maintain the protection, ANADYS shall inform EMBLEM. EMBLEM is then free to protect or maintain protection to this piece of Joint Intellectual Property at its own costs.

(3) For a period of four years from May 19, 2000 Joint Intellectual Property developed jointly by ANADYS and the groups of the Founders shall be treated as Licensed Technology or Licensed Patents under this agreement (see
Article 2). For Intellectual Property developed jointly by ANADYS and other groups in EMBL, the parties will negotiate in good faith respective licenses at fair market value.

(4)      [...***...]

(5) If and to the extent that ANADYS is made subject of a litigation with respect to the use of the Licensed Rights or the Licensed Technology on the basis of violation of a third party's intellectual property rights, ANADYS shall inform EMBLEM immediately of such litigation. EMBLEM shall be obligated to join ANADYS as intervening party (als Nebenintervenient beitreten) on demand of ANADYS and to support ANADYS' defense. ANADYS shall bear the costs of such intervention unless the infringement is based on gross negligence or willful intent by EMBLEM.

(6) If and to the extent that EMBLEM is made subject of a litigation with respect to a third party's intellectual property rights and if such litigation could adversely effect ANADYS' right hereunder, EMBLEM is obligated to use its best efforts as to the defense of its rights and the rights of ANADYS. EMBLEM shall inform

                                             ***CONFIDENTIAL TREATMENT REQUESTED

ANADYS immediately of such litigation. ANADYS has the right but not the obligation to join EMBLEM as intervening party (als Nebenintervenient beitreten) and support EMBLEM's defense. ANADYS shall bear the costs of such intervention unless the infringement is based on gross negligence or willful intent by EMBLEM.

                                    ARTICLE 4
                             COOPERATION AND SUPPORT

(1) EMBLEM via EMBL shall assist ANADYS with training and support: in practicing the Licensed Technology. The amount of such training and support shall be limited to a reasonable level, which will be agreed by the parties in good faith.

(2) Within the framework of Technology Transfer Policies at EMBL, EMBLEM/EMBL agrees that the Founders may consult or otherwise spend part of their time for ANADYS subject to individual agreements with ANADYS that require approval of EMBL/EMBLEM.

(3) EMBLEM shall also assist ANADYS with respect to filing, prosecuting, and maintaining the Licensed Patents.

                                    ARTICLE 5
                                  CONSIDERATION

(1)      [...***...]

(2)      For any license granted to ANADYS according to Article 2, Paragraph
(3), ANADYS shall pay a sum to be negotiated in good faith between the parties to EMBLEM within sixty days after notifying EMBLEM of its acceptance of such license, or within sixty days after a royalty is negotiated, whichever is later. If the parties do not agree a fair value, the payment shall be set at EUROs
25.000 per license.

(3) ANADYS will not broker Licensed Rights and Licensed Technology by sublicensing to third parties without adding significant value. In case ANADYS sublicenses part or all of the Licensed Rights or Licensed Technology without adding additional value to it, ANADYS shall pay appropriate compensation to EMBL.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

(4) EMBLEM shall have the right to access ANADYS' books and accounting upon request limited to information relating to royalty payments on sublicenses.

                                    ARTICLE 6
                            WARRANTIES AND LIABILITY

(1) EMBLEM assures that it is not aware of any third party rights conflicting with the rights granted to ANADYS by EMBLEM. EMBLEM further assures that, to the best of its knowledge, that the issued Licensed Patents are valid and enforceable. Beyond the warranties given under this section EMBLEM shall not assume any liability for the protectability of the rights granted.

(2) In the event that the documents furnished by EMBLEM (drawings, descriptions, etc.) are faulty, inconsistent, incomplete or otherwise impaired, EMBL shall supply to ANADYS revised copies without delay. EMBLEM shall be liable for faulty documents prepared by EMBLEM only if supplied intentionally or by gross negligence.

(3) EMBLEM shall not assume any responsibility for the commercial exploitability of the Licensed Patents or Licensed Technology.

(4) EMBLEM shall not be liable for damages caused by products manufactured in exploitation of the Licensed Patents or Licensed Technology. The observance of any provisions, rules and regulations of the law shall be the responsibility of ANADYS. In particular ANADYS shall be responsible for the observance of regulations on quality assurance, product safety, and the assumption of product liability. This shall also apply if EMBLEM/EMBL provides advice, instructions or training to ANADYS or its staff.

(5) If EMBLEM makes available to ANADYS any equipment or devices this shall only be considered as a service rendered as a favor and shall not establish any rights of ANADYS, in. particular for warranties or damage compensation.

(6) ANADYS shall ensure that EMBLEM is exempted from any claims that may be raised against EMBLEM either as manufacturer or as quasi-manufacturer of the products produced by .ANADYS.

(7) EMBLEM shall be held liable on whichever legal grounds only for damages caused by intent or gross negligence. Such liability shall not exceed EURO 1,000,000. If this limitation is invalid in certain cases, the liability of EMBL shall be restricted to an amount foreseeable at the time of conclusion of this contract.

                                    ARTICLE 7
                        CONFIDENTIALITY AND PUBLICATIONS

(1)      Each party may mark any written information confidential.

ANADYS TECHNOLOGY LICENSE AGREEMENT

(2) The parties agree that confidentiality is essential for the realization and discharge of this contract. Therefore, they both incur the firm commitment to develop and conclude a fairly negotiated agreement on confidentiality and publications within 30 days after the date hereof. This agreement shall enable both parties to mark information confidential and shall also stipulate the general extent and duration of confidentiality obligations of either party.

(3) During the term of this agreement and for a period of three years after termination of the agreement the parties agree to utilize any secrets or any know-how gained during their relationship from other party exclusively to the extent stipulated in this agreement. They shall not disclose or make available such information to third parties

(4)      This obligation shall not extend to any information which.

         (a)      is already known to the receiving party,

         (b) is or becomes in the public domain without breach of the confidentiality provisions by the receiving party,

         (c) Is received by the receiving party from a third party not under an obligation of confidentiality to the other party,

         (d) Is independently developed by the receiving party without use of the confidential information of the disclosing party.

The obligation shall also not apply to the extent that disclosure is required by law.

(5) The parties shall extend this obligation to their employees and to third party companies as may be involved.

(6) Each party has the right to review any materials or publications using this party's name prior to publication.

                                    ARTICLE 8
                                      TAXES

Taxes that are due on license fees are borne by ANADYS. ANADYS has the right to deduct certain taxes from the license fee payments due, provided that

-    EMBLEM is entitled for reimbursement of those taxes and

- that ANADYS delivers immediately to EMBLEM all tax certificates or other evidence in a format that is acceptable to the tax authorities responsible for the reimbursement.

ANADYS TECHNOLOGY LICENSE AGREEMENT

                                    ARTICLE 9
                               GENERAL PROVISIONS

(1) This agreement was done in two originals. Each party has received one original.

(2) No oral alterations or amendments to this agreement have been made. Any alterations or amendments shall be made in writing. This provision can only be waived in writing.

(3) If any term or provision of this agreement shall be or becomes invalid, such invalidity shall not affect the validity of the remaining provisions of this agreement. Gaps in the agreement, invalid terms or provisions shall be replaced in such a way that comes as closely as possible to the original intentions of the parties and the economic results of the original provision.

                                   ARTICLE 10
                                  EXPLOITATION

(1) ANADYS will provide to EMBLEM by October 1 for the following year, first on October 1, 2000, an annual development plan setting forth reasonable goals for, as well as ANADYS's progress in, development and exploitation of the Licensed Technology and Licensed Patents and will endeavor to reach these goals.

(2) ANADYS will use the Licensed Technology and the Licensed Rights only in accordance with the applicable laws and regulations.

(3) In case of bankruptcy of ANADYS receivership, composition with creditors, or in cases of enforcement of title into Licensed Technology and the Licensed Rights, the respective license terminates with immediate effect.

(4) In the event that ANADYS at any time shall directly or indirectly merge, acquire or otherwise join with, or come under direct or indirect control or direction of any other entity, ANADYS shall take into account EMBLEM's due interest and shall inform EMBLEM prior to taking a decision.

                                   ARTICLE 11
                              TERM AND TERMINATION

(1) This agreement expires upon expiration of the last of the Licensed Patents or any earlier date as the parties mutually agree upon.

(2) Both parties may terminate this agreement for important reasons (Kundigung aus wichtigem Grund) as there are - but not limited to -- material breach of contract,

ANADYS TECHNOLOGY LICENSE AGREEMENT
or dissolution or bankruptcy of the other party. The termination has to be effected in writing by registered letter to the other party. The letter shall be deemed received after seven days of dispatch if sent to the last known address of the other recipient. The party responsible for breach of the agreement may affect a remedy to cure the breach within (90) days from receipt of notification of termination from the other party.

(3) Material breach of contract includes but is not limited to breach of Articles 2(4), 5(1), or 6(6) of this agreement.

(4) The right to ANADYS to use the Licensed Technology, the Licensed Patents and to all other items acquired under this agreement cease.

                                   ARTICLE 12
                                   ARBITRATION

(1) Any dispute arising out of, or in connection with, the agreement shall be exclusively settled by a panel of three arbitrators under the rules (Schiedsgerichtsordnung) of the Deutsche Institution fur Schiedsgerischtsbarkeit e.V. unless otherwise specified below. The procedures shall be governed in analogous application of the German Ordinance of Civil Procedure
(Zivilprozessordnung) then in effect unless otherwise specified below.

(2) Each party shall name one arbitrator. The two arbitrators shall appoint one presiding arbitrator who must be qualified as a judge under German law (Befdhigung zum Richteramt). The arbitrators must speak and write the English language unless the parties agree otherwise.

(3) The party taking recourse to arbitration shall inform the other party by registered letter stating subject and reasons of their claim, specifying a motion and nominating one arbitrator. The defendant shall nominate an arbitrator within three weeks of receipt of the claim. If the defendant fails to name an arbitrator within this period or if the two arbitrators fail to appoint a presiding arbitrator within three weeks of the appointment of the arbitrator named by the defendant, the President of the Oberlandesgericht Karlsruhe shall appoint the arbitrator or presiding arbitrator upon request of either party.

(4) The arbitrators shall decide on the place of arbitration. In case they reach no decision within two weeks after their appointment, the arbitration shall take place in The Hague, Netherlands (or shall be determined by lottery). The language of the proceedings shall be in English unless the parties agree otherwise. Before the arbitration panel decides each party must have the opportunity to express their views. An oral proceeding shall take place unless the parties agree otherwise.

(5) The arbitration panel shall fix the costs of the proceedings. The arbitration decision is not subject to appeals.

Done at ________________________ the ____ day of ___________________, 2001.

         ____________________         _________________________________________
         EMBLEM                       ANADYS PHARMACEUTICALS, INC.

                   EMBLEM
          Technology Transfer GmbH
               Boxbergring 107
              69126 Heidelberg
                   Germany

         ANNEXES:
         ANNEX 1 LICENSED PATENTS
         ANNEX 2 LICENSED TECHNOLOGY
         ANNEX 3 OTHER PARTICIPATING INDIVIDUALS

                                     ANNEX 1

                                LICENSED PATENTS

                                   [...***...]

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                                     ANNEX 2

                               LICENSED TECHNOLOGY

Licensed Technology comprises

-    Methods and access to experimental results and data

-    Know-how and information

developed at EMBL in the field of RNA-RNA and RNA-protein interactions and complexes, including but not limited to the following areas:

-    pre-mRNA splicing

-    mRNA polyadenylation

-    RNA transport

-    mRNA translation

-    mRNA turnover

-    nucleo-cytoplasmic transport.

and licensed under article 2 of the agreement.

ANADYS TECHNOLOGY LICENSE AGREEMENT

                                     ANNEX 3

                         OTHER PARTICIPATING INDIVIDUALS

Peer Bork              120,000 shares of restricted common stock

[...***...]            [...***...]

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                 AMENDMENT TO THE "TECHNOLOGY LICENSE AGREEMENT"
                              DATED JANUARY 9, 2001

                                     BETWEEN

         EMBL ENTERPRISE MANAGEMENT TECHNOLOGY TRANSFER GMBH ("EMBLEM")

                                       AND

                     ANADYS PHARMACEUTICALS, INC. ("ANADYS")

1. ANADYS and EMBLEM agree to replace the wording of Article 3(4) by the following wording:

         "ANADYS shall direct and control the filing, prosecution and maintenance of the Licensed Patents or Licensed Technology at its own expense for the duration of the license. ANADYS shall retain patent counsel reasonably acceptable to EMBLEM to conduct such prosecution. ANADYS shall provide to EMBLEM, and EMBLEM shall be entitled to review and comment upon, any documents related to and required for obtaining patent protection; provided that EMBLEM shall convey such comments within a reasonable time period. The above includes all documents to be filed or received from the applicable patent offices relating to the prosecution of the Licensed Patents or Licensed Technology, and other correspondence relating to such prosecution efforts, excluding privileged correspondence. ANADYS's patent counsel shall use diligent efforts to incorporate all reasonable comments of EMBLEM regarding such prosecution. ANADYS will assume the costs of, as well as retain any damages recovered in, an action for infringement or misappropriation of Licensed Patents or of Licensed Technology. EMBLEM will bring actions to protect the Licensed Patents or Licensed Technology at Anadys's request. If it becomes necessary to join EMBLEM as a party to an action to protect the Licensed Patents or Licensed Technology, EMBLEM agrees to join such an action, with the reasonable costs to be borne by ANADYS. If ANADYS decides not to further prosecute or maintain any of the patent applications or patents mentioned in or covered by Licensed Patents or Licensed Technology (including foreign or national phase counterparts thereof) including any patent rights involved in an appeal or patents involved in an opposition proceedings (referred to herein as "Available Rights"), ANADYS shall so advise EMBLEM in time to enable EMBLEM to take all appropriate actions to further prosecute or maintain any of the Available Rights if EMBLEM desires to do so, and unless impracticable, shall provide such notice at least sixty (60) days in advance of any filing or response deadlines with the applicable patent office(s). All Available Rights for which EMBLEM takes all appropriate actions to further prosecute or maintain, will return to EMBLEM (referred to herein as "EMBLEM Rights") subject to the Right of First Refusal described in the following four sentences. If EMBLEM desires at any time to grant to a third party any license to any EMBLEM Rights, then EMBLEM shall provide Anadys with written notice of its intention, identifying the EMBLEM Rights proposed to be licensed and the identity of the proposed licensee (provided that disclosure of the identity of the proposed licensee would not render EMBLEM in breach of its express confidentiality obligations with such proposed licensee) and describing the terms under which EMBLEM proposes to license such rights. Anadys shall have sixty (60) days from the date such notice is given to agree to license EMBLEM Rights offered to a third party set forth in the notice under the same terms specified in the notice, by giving written notice to EMBLEM. In the event that ANADYS fails to exercise its right of first refusal within the sixty (60) day period, EMBLEM shall be free to license such rights to such proposed licensee (on not more favorable terms or conditions than those offered to Anadys) following the written disclosure to Anadys. At no time shall EMBLEM grant any license with respect to EMBLEM Rights to any third party on terms more favorable to the licensee than those last offered to Anadys.

2. Anadys and EMBLEM agree to add a new Article 1(7) as follows:

"Intellectual Property Information" means the following, in the Field: (1) inventions, patents, patent applications and statutory invention registrations, including reissues, continuations, continuations-in-part, divisions, extensions and reexaminations thereof, and (2) such other technical information, data and technology accessible to EMBLEM and/or EMBL concerning methods or techniques developed by or held by EMBLEM and/or EMBL, which will be provided to ANADYS under the restrictions of the Confidential Disclosure Agreement between the Parties dated _____________.

3. ANADYS and EMBLEM agree to substitute in Articles 2 (2) and 2 (3), the defined term "Intellectual Property Information" in all places where the defined term "Intellectual Property" is used.

4. ANADYS waives any and all rights under Article 2(2) and Article 2(3) to access and license Intellectual Property as defined in Article 1(6) to the extent such information has not been and is not included in the definition of Intellectual Property Information under Article 1 (7).

5. All other terms and conditions of the Technology License Agreement shall remain the same and in full force and effect.

The Parties acknowledge that Sections 2, 3 and 4 of this Amendment are intended only to correct a technical defect in EMBLEM's ability to provide know-how under
Article 2(2) and Article 2(3), with access to Intellectual Property as it is defined in Article 1(6), and this Amendment provides for EMBL and EMBLEM to make Intellectual Property Information, as more accurately defined above, available to ANADYS for the purposes set forth in Article 2. At no time have the Parties altered their original intent which is to provide ANADYS with exclusive and first priority access to Intellectual Property

Information in the Field developed in the EMBL groups of the Founders and first priority access to Intellectual Property Information developed in the Field at EMBL, in order to allow ANADYS an opportunity to license relevant technology for research and commercial purposes.

Heidelberg, Germany the 14th day of November, 2002.

_______________________________       __________________________________________
Gabor Lamm, Managing Director         Kleanthis G. Xanthopoulos, President & CEO
EMBLEM                                ANADYS PHARMACEUTICALS, INC.

                  *** CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

               AMENDMENT #2 TO THE "TECHNOLOGY LICENSE AGREEMENT"
                              DATED JANUARY 9, 2001

                                     BETWEEN

         EMBL ENTERPRISE MANAGEMENT TECHNOLOGY TRANSFER GMBH ("EMBLEM")

                                       AND

                     ANADYS PHARMACEUTICALS, INC. ("ANADYS")

1. ANADYS and EMBLEM agree to replace the wording of Article 5(1) by the following wording:

         "As consideration in full for the grant of the license under this agreement, ANADYS shall grant to i) EMBL ii)EMBLEM Technology Transfer GmbH and iii) certain other participating individuals as listed on Annex 3, a total of 1,649,413 shares of restricted Common Stock of ANADYS Pharmaceuticals, Inc. The grant to EMBL includes without limitation, all shares of restricted Common Stock of ANADYS, Inc. which ANADYS has designated for the Founders and which EMBL will assign to the Founders by mutual agreement between EMBL and the Founders following the entry into force of this Agreement. ANADYS will deliver the shares to the EMBLEM and the other individuals within 30 days following receipt of the payment of the nominal cost of the shares."

2.       Annex 3 is revised to delete reference to [...***...].

3. All other terms and conditions of the Technology License Agreement shall remain the same and in full force and effect.

Heidelberg, Germany the 9th day of September, 2003.

         ________________________               ________________________________
         Gabor M. Lamm, Ph.D.                   Kleanthis G. Xanthopoulos, Ph.D.
         Managing Director                      President & CEO
         EMBLEM                                 Anadys Pharmaceuticals, Inc.

                                             ***CONFIDENTIAL TREATMENT REQUESTED